PRICING TERM SHEET
Filed Pursuant to Rule 433
Registration No. 333-116668
June 5, 2007
6.125% Notes Due 2017

Issuer:	Valero Energy Corporation
Security:	6.125% Notes due 2017
Size:	$750,000,000
Maturity:	June 15, 2017
Coupon:	6.125%
Price to Public:	99.909%
Yield to Maturity:	6.137%
Spread to Benchmark Treasury:	+ 115 bp
Benchmark Treasury:	4.500% due 05/15/2017
Benchmark Treasury Yield:	4.987%
Interest Payment Dates:	June 15th and December 15th, commencing December 15, 2007
Make-Whole Call:	T+20 bp
Settlement:	T+3; June 8, 2007
CUSIP:	91913Y AM 2
Anticipated Ratings:	Baa3 (Moody’s) / BBB (S&P) / BBB (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC
6.625% Notes Due 2037

Issuer:	Valero Energy Corporation
Security:	6.625% Notes due 2037
Size:	$1,500,000,000
Maturity:	June 15, 2037
Coupon:	6.625%
Price to Public:	99.713%
Yield to Maturity:	6.647%
Spread to Benchmark Treasury:	+ 155 bp
Benchmark Treasury:	4.500% due 02/15/2036
Benchmark Treasury Yield:	5.097%
Interest Payment Dates:	June 15th and December 15th, commencing December 15, 2007
Make-Whole Call:	T+25 bp
Settlement:	T+3; June 8, 2007
CUSIP:	91913Y AL 4
Anticipated Ratings:	Baa3 (Moody’s) / BBB (S&P) / BBB (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663), Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-888-722-9555, ext. 1088.